EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors to Host Analyst Event, Industry Experts,
Vehicle Showcase in New York

Management to Review 2008 Outlook, Detail Opportunities for 30% Sales Growth

CHARLOTTE, Michigan, Nov. 27, 2007 - Specialty vehicle and chassis maker Spartan Motors, Inc. (NASDAQ: SPAR) said it will hold an analyst event in New York City where it will discuss its 2008 outlook and also feature outside industry experts to provide insight into Spartan's two largest end markets - RVs and military vehicles.

The event, taking place at the Ritz-Carlton Hotel on Dec. 17, 2007 from 12 p.m. to 2:15 p.m. ET, will also include a display of next generation vehicles - a MRAP (Mine Resistant Ambush Protected) military vehicle, a Spartan Furion chassis, a first-of-its-kind Boomer fire truck and the new multifunctional Newmar motorhome riding on a Spartan mid-engine chassis.

"This company and industry-focused event is an opportunity for the investment community to literally kick the tires on our products, learn about two of our largest markets from industry experts and hear about our growth prospects in all three of our core markets - emergency-rescue, recreational vehicle and military," said John Sztykiel, president and CEO of Spartan Motors. "From an RV perspective, we are on track to ship more motorhome chassis in 2007 than we shipped in 2006. Later this week we will be at the RV industry's largest trade show, RVIA, with a record 40 models featuring a Spartan Chassis, which is exciting, and our emergency-rescue business continues to move in the right direction.

"The challenges related to growth in production and backlog in the third quarter are either behind us or substantially improving. Our consolidated backlog, which includes last week's order announcement, is at $356.7 million as of Nov. 20, 2007. This reduction in consolidated backlog compared with the end of the third quarter, despite new orders, is an indication of our improving execution as we turn the backlog into profitable sales.

"We expect these improvements to continue with 2008 as another record year. While the challenges are significant, Spartan has a history of managing growth, and we believe we have the opportunity to grow sales by more than 30 percent on a consolidated basis in fiscal 2008. We also have an opportunity for even higher percentage growth for our specialty chassis for military customers, based on our current orders and recent increases in production capacity."

In addition to a presentation by Spartan management, the event will include several guest speakers including Dr. Richard Curtin, director of the Reuters/University of Michigan Surveys of Consumers and a nationally recognized expert on the RV industry. Curtin also publishes periodic forecasts on the industry for the Recreational Vehicle Industry Association (RVIA). The event also will feature presentations by Brigadier General D. Michael Kelleher, U.S. Army (Ret.), an expert on military vehicles and logistics, as well as a U.S. Marine who had firsthand experience surviving improvised explosive devices (IEDs) in Iraq.

To attend this event, institutional investors and analysts should contact Ryan McGrath at 616-233-0500 or by email at rmcgrath@lambert-edwards.com. The event is for professional investors only and has limited capacity. A webcast of the presentations will be available on www.spartanmotors.com.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,300 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Words and phrases such as "expect" or "believe," statements that a particular result or condition is "on track," or "improving," and similar expressions regarding the plans and objectives of the Company are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.
CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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